Exhibit 99.1

CION Investment Corporation Announces the Amount of its
Mid-Year Supplemental Distribution of $0.05 Per Share

Distributions Declared in the First Half of 2024 Total $0.75 Per Share

FOR IMMEDIATE RELEASE

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NEW YORK, NY (June 12, 2024) — CION Investment Corporation (NYSE: CION) (“CION”) today announced that it has declared a mid-year supplemental distribution for the period ending June 30, 2024 in the amount of $0.05 per share, payable on July 12, 2024 to shareholders of record as of June 28, 2024.

Michael A. Reisner, co-CEO of CION stated, “We are pleased to announce our mid-year supplemental distribution, based on the sustained performance of our conservatively positioned investment portfolio. We remain focused on generating attractive returns for CION shareholders and believe our recently increased quarterly base distribution in addition to our supplemental distribution reflect continued success in executing on our long-term strategy.”

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $2.0 billion in total assets as of March 31, 2024. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "project," "target," "estimate," "intend," "continue," or "believe" or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled "Risk Factors" and "Forward-Looking Statements" in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Report on Form 8-K, which CION filed with the SEC on June 12, 2024, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Report on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259

James Carbonara

Hayden IR

James@haydenir.com

(646)-755-7412